MEMORANDUM AGREEMENT

THIS MEMORANDUM AGREEMENT ("Agreement"), dated this 2nd day of June, 2006, is by and among Oxford Media, Inc., a Nevada corporation ("Oxford"), SVI Systems, Inc., an Illinois corporation ("SVI") and the owner of all the outstanding equity of SVI Hotel Corporation; an Illinois corporation ("SVI Hotel").

RECITALS

A.   SVI is engaged in the business of utilizing its assets (including all accrued but not yet payable assets) and software to provide video-on-demand movie systems, free-to-guest satellite systems and high-speed Internet solutions to hotels (the "Hotel Business"). SVI is also engaged in the business of utilizing its assets (including all accrued but not yet payable assets) and software to provide video-on-demand education and diet office software to hospitals (the "Healthcare Business") (collectively, the "SVI Business").

B.   Oxford is in the business of providing solutions for distribution of digital video content to hotels and multiple dwelling units (the "Oxford Business").

C.   SVI desires to sell and Oxford desires to purchase all of the outstanding shares of SVI Hotel, which simultaneous with the "Closing" will own and operate the Hotel Business with its normal operating liabilities for the Hotel Business (specifically excluding all bank/institutional and shareholder indebtedness) (the "Transaction").

D.   At or prior to the Closing of the Transaction, SVI shall only own the Healthcare Business, with the Hotel Business having been assigned or otherwise transferred to SVI Hotel in a separate transaction (the "Split Off").

CLAUSES

In consideration of the foregoing, and the mutual promises set forth below, the parties agree as follows:

1.   Purchase of Shares. Oxford shall acquire and SVI shall sell one hundred percent (100%) of the outstanding equity, which consists of only common stock, of SVI Hotel which will own only the Hotel Business (the "SVI Shares") for the purchase price set forth in Section 2 below.

2.   Purchase Price. In consideration of the SVI Shares, Oxford shall pay SVI as follows:

a.   Cash Payment. Oxford shall pay SVI, or its designees, an aggregate amount in cash equal to Five Million and No/100 Dollars ($5,000,000.00) at Closing.

b.   Convertible Notes. Oxford shall deliver to SVI or its designees at Closing two convertible balloon notes (Collectively, the "Convertible Notes") in the aggregate face amount of the Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) in the following amounts and under the terms listed therein:

i.   Two Million and No/100 Dollars ($2,000,000.00) face amount convertible balloon note, due July 15, 2008 with interest, at prime plus one and one half percent (prime + 1.5%), interest measured and paid quarterly. The note is convertible into Oxford common stock at Two and 25/100 Dollars ($2.25) per share upon fifteen (15) calendar days notice ("$2 Million Convertible Note").

ii.   One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) face amount convertible balloon note, due July 15, 2009 with interest, at prime plus two percent (Prime + 2%), interest measured and paid quarterly. The note is convertible into Oxford common stock at Two and 50/1000 Dollars ($2.50) per share upon fifteen (15) calendar days notice ("1.5 Million Convertible Note").

iii.   Each of the Convertible Notes shall be secured by the assets acquired in the Transaction, but subordinated to any "Certain Money Indebtedness" incurred in conjunction with the purchase of the Hotel Business. Certain Money Indebtedness is defined to be limited to: (a) all principal and interest on note indebtedness of Oxford for money borrowed for the Transaction (to a maximum of Five Million Dollars ($5,000,000.00) being the debt portion of Oxford's current "capital raise"; and (b) up to Two Million Dollars ($2,000,000) working capital bank line of credit. SVI will enter into an intercreditor agreement with the these lender(s) containing these terms as well as the terms set forth in subparagraph 2b, (iv) below.

iv.   If Oxford sells any of the assets of the Hotel Business owned as of the Closing (other than individual asset sales made in the ordinary course of business) a minimum of fifty percent (50%) of the net proceeds ("50% Net") of such sales shall be applied to prepay the outstanding Convertible Notes. The holder of the Convertible Notes, in its sole discretion, may during the fifteen day period, elect either to accept the prepayment or exercise its right to convert any amount of the principal of the Convertible Note which is to be prepaid. If the holder of the Convertible Notes elects to accept any prepayment, such proceeds shall first be applied to the $2 Million Convertible Note and next to the $1.5 Million Convertible Note. Payment of the 50% Net shall be senior to any Certain Money Indebtedness.

c.   Stock at Closing. At closing, Oxford shall issue to SVI or its designee, One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) worth of Oxford common stock (the "Shares"). Shares shall be valued on the average of the closing price, if any, on the ten (10) trading days prior to the date of the public announcement of the Transaction.

The Shares shall be restricted pursuant to Rule 144, and SVI shall reasonably cooperate with Oxford if Oxford reasonably believes it requires representations from SVI that it is an accredited investor.

d.   Warrants. Oxford shall issue a total of one million warrants to purchase Shares (the "Warrants") to SVI or its designees in the following amounts and under the terms listed therein.

i.   Five Hundred Thousand (500,000) Warrants exercisable at Two and N0/100 Dollars ($2.00) per share, and expiring five (5) years from the Closing;

ii.   Five Hundred Thousand (500,000) Warrants exercisable at Two and 25/100 Dollars ($2.25) per share, and expiring five years (5) years from the Closing;

iii.   Notwithstanding the above, the Warrants will not expire upon a sale of substantially all of the assets of Oxford, a merger, or a sale or similar acquisitive transaction of substantially all of the issued and outstanding stock of Oxford.

e.   Additional Purchase Price. Oxford shall pay SVI monthly an additional purchase price based upon any digital conversion of Hotel Business properties. A mutually acceptable graduated schedule of digital conversions will be developed by David Noyes (the "Additional Purchase Price"). The projected payout for the conversion of a one hundred (100) room facility shall be Four Thousand and No/100 Dollars. The schedule of additional payout payments shall be based upon a hotel grid (50-75; 76-100; 101-150; 151-200 and over 200 room hotels). The total of the Additional Purchase Price shall not exceed Four Million and No/100 Dollars ($4,000,000.00).

3.   Registration Rights.

a.   Convertible Notes and Warrants. Oxford shall register, at its expense, with the Securities and Exchange Commission the number of shares of Oxford stock into which shares of the Convertible Notes and Warrants are convertible in the next registration initiated by Oxford or any other Oxford shareholder, but in no event shall such registration be filed more than one hundred eighty (180) days of the Closing.

b.   Shares at Closing. Shares issued in accordance with Section 2(c) shall be granted "piggyback rights" to be included in the next registration initiated by Oxford or any other Oxford shareholder, but otherwise will be subject to a lock-up for a period of one year from Closing.

4.   Employment Agreements. Oxford may enter into mutually acceptable employment agreements with five (5) of the Hotel Business key employees, one of whom shall be Elizabeth Salmon The key employees shall mean Elizabeth Salmon (President), Troy Behnke (CFO), Al Norcott (IT Services), Ty Tongate (Senior Vice President of Sales), and Paul Gehrt (Vice President of Operations). Essential terms of the employment agreements (the "Employment Agreements"), are as follows:

a.   Selected Employees. Within fourteen (14) days of the date of this Agreement, Oxford agrees to notify SVI of its selection of which of the above five employees with whom it desires to enter into an Employment Agreement ("Selected Employees").

b.   Term of Employment of a Selected Employee. The term of the Employment Agreements of any of the following who are Selected Employees shall be as follows: (i) in the case of Elizabeth Salmon, at a term not to exceed eighteen (18) months; (ii) in the case of Troy Behnke, at a term not less than one hundred and eighty (180) days; (iii) in the case of Al Norcott, at a term not to exceed one (1) year; (iv) in the case of Ty Tongate, at a term not to exceed eighteen (18) months; and (v) in the case of Paul Gehrt, at a term not to exceed twenty-four (24) months.

c.   Terms and Conditions. The terms and conditions of compensation packages offered to Selected Employees shall be no less favorable than that of the respective Selected Employee's existing compensation package.

5.   Board of Directors Participation. SVI shall be granted the right for three (3) years to appoint two (2) ex-officios/invitees ("SVI Board Observers") to the Oxford board of directors, subject to the reasonable approval of Oxford. The SVI Board Observers shall have full rights of participation in all meetings of Oxford's board of directors, other than voting rights; provided, however, that Oxford reserves the right to withhold participation of SVI Board Observers in the event that confidentially dictates that such SVI Board Observers shall not be a prerequisite to Oxford convening any board meeting.

6.   Divestiture of Healthcare Business. Prior to the Closing, SVI shall take all action necessary and execute all documents required to effectuate the Split Off through the separation and/or divestiture of the Healthcare Business from SVI Hotels. The Healthcare Business shall assume all liabilities of SVI other than an amount of SVI Hotel's normal operating liabilities (including, but not counting, accrued but not presently payable normal operating liabilities) equal to the SVI Hotels current assets (including, but not counting, accrued but not presently payable assets). SVI shall indemnify Oxford for and against all liability for, related to, and arising out of the following:

a.   The Split Off, including all tax liabilities, if any;

b.   The Healthcare Business, both before and after the Closing; and

c.   The Hotel Business arising prior to the Closing.

7.   Closing. The consummation of the Transaction, which shall be effective as of July 1, 2006, shall occur promptly following approval by SVI and governmental authorities which SVI shall attempt to seek no later than June 26, 2006. The parties seek to close the Transaction on July 14, 2006 (the "Closing Date").

8.   Continued Operations of the Hotel Business. From the date of this Agreement to the Closing, SVI shall operate the Hotel Business in substantially the same manner as currently operated and maintained in the ordinary course of its business with the express exception of the Split Off.

9.   Hotel Business Balance Sheet. SVI agrees that the balance sheet of the SVI Hotel on the Closing Date shall reflect the assets and liabilities of the Hotel Business as reported on the March 31, 2006 financial statement ("March 31st Statement"), subject only to normal operating changes as occur in the ordinary course of its business and as reflected in Section 6 above (none of which shall be materially adverse to the Hotel Business considered as a whole). Oxford shall complete a post closing audit within forty-five (45) days of the Closing, with SVI having the right to participate in the physical audit of inventory and equipment. To the extent that there is an agreed upon reduction or increase in assets or liabilities, respectively, reported (which is inconsistent with the requirements of Section 6, above) there shall be an equal reduction or increase in the Purchase Price by an equal reduction or increase in the $2 Million Convertible Note. In the event there is an adjustment in excess of $2MM, then the Purchase Price shall be further reduced by such amount in the manner agreed uponby the parties.

10.    Oxford's Obligation to Consummate the Transaction. Oxford's obligation to consummate the transaction is subject only to: (a) Oxford's inability to secure a financial commitment for the Transaction on or before June 16, 2006; (b) Oxford's satisfaction, in its sole discretion, with the results of its due diligence review of SVI and the Hotel Business, which due diligence shall be completed no later than June 16, 2006; (c) Oxfords' inability to secure its board of directors approval, on or before June 16, 2006; to consummate the Transaction; (d) no material adverse change (considered as a whole) having occurred in the Hotel Business up to or at the Closing; (e) no material and uncured breach of the purchase agreement by SVI; (f) if necessary, an inability to assign or renegotiate any material content agreement or any other material agreement of the Hotel Business which would have a material adverse affect on the Hotel Business (considered as a whole); (g) the Selected Employees failure to enter into the requisite Employment Agreements and (h) a failure by SVI to enter into mutually acceptable service agreement, as further discussed below in Section 11. If Oxford fails to notify SVI of any occurrence listed in this Section 10(a), (b) or (c) on or before June 16, 2006, and Oxford fails to close the Transaction, except for the reasons set forth in Sections 10(d), (e), (f), (g), or (h), Oxford shall promptly pay to SVI a cash payment of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00).

11.    Subsequent Services Agreements. SVI and Oxford will enter into one or more mutually satisfactory service agreements, on reasonable terms and conditions, between them with respect to the technical support, human resources assistance and other post-operational closing support to their respective businesses. After Closing, SVI and Oxford will provide one another reasonable access at a reasonable price to its technology personnel and service.

12.    No Third Party Negotiations. Prior to the Closing Date: (a) SVI and its affiliates, shareholders, directors, officers and employees shall not enter into or continue to engage in any negotiations or discussions with other parties relating to the Transaction, however effectuated, nor disclose the existence or substance of this Agreement, except to persons within SVI's organization who must be so informed, or to SVI's professional advisor; and (b) Oxford and its respective current affiliates, shareholders, directors, officers and employees shall not enter into, or continue to engage in any negotiations or discussion with other parties relating to transactions similar to the Transaction, however effectuated, nor disclose the existence or substance of this Agreement, except to persons within Oxford's organization who must be so informed, or to Oxfords' professional advisors, which shall specifically include but not be limited to persons from whom Oxford is directly or indirectly seeking financing.

13.   Representations and Warranties. Oxford represents and warrants that (a) the reports and filings they have made under the Securities Act of 1933 and the Securities and Exchange Act of 1934 are true and correct and no material changes have occurred since the date of the last report or filing made, of which SVI has not been advised; and (b) Oxford and SVI each request that they have the power and authority to enter into and consummate this Agreement subject to approval by their respective board of directors.

14.   Binding Agreement. The parties anticipate that this Agreement shall be superseded by more extensive agreements among the parties containing representations, warranties, covenants and other provisions which are standard in this type of transaction, including the joint and several indemnification by SVI and the Hospital Business entity from any undisclosed and unknown liabilities other than those to be specifically retained by SVI ("More Extensive Agreements"). However the parties agree and acknowledge that this Agreement is binding on and enforceable by and against the parties, their successors, legal representatives and assigns.

15.   Definitive Arbitration. If the parties are unable to agree on terms and conditions of the More Extensive Agreements (including the service agreement of Section 11 hereof), the parties shall submit to arbitration in accordance with this Section 15.

a.   Election to Arbitrate. In the event of the inability to conclude the More Extensive Agreements (the "Dispute"), the parties agree to arbitration by an arbitrator selected from three persons submitted to them by the American Arbitration Association located in Denver, Colorado ("AAA").

b.   Arbitrator Selection. If the parties cannot mutually agree upon an arbitrator within a week of the receipt of the initial three person list, a second three person list shall immediately be requested from AAA. If the parties cannot mutually agree upon an arbitrator from the second list within forty-eight (48) hours of receipt thereof, then the parties shall instruct AAA to select an arbitrator from the second list.

c.   Location and Costs. The arbitration shall take place in Denver, Colorado within fourteen days following the selection of an arbitrator and the cost of the arbitration shall be split equally.

d.   Authority. The arbitrator shall have full, final binding and non-appealable authority to settle and set the unresolved or disputed terms, conditions, representations, warranties and covenants and agreements of each of the More Extensive Agreements.

16.    Confidentiality. SVI, and Oxford agree to retain in confidence, and to require their respective employees, consultants, professional representatives and agents to retain in confidence, all information transmitted to it by the others, and neither SVI nor Oxford will use or disclose to others, or permit the use of or disclosure of, any such information obtained from or revealed by the others, other than in connection with this Agreement. In the event the Transaction is not consummated for any reason, each party shall forthwith deliver to the other (without retaining copies thereof) any and all documents or other information, whether written or stored in any medium whatsoever, including but not limited to, floppy disks, removable drives, file servers, hard drives or obtained from the others.

17.    Publicity. Upon execution of this Agreement, SVI and Oxford anticipate issuing a public announcement which announcement shall be reasonably approved by the other prior to its issuance. Other than such issuance, prior to the Closing, neither SVI or Oxford shall, without the prior written consent of the other (except as required by law) make any statement, public announcement or any release to trade publications or to the press with respect to the Transaction, except as may otherwise be required under applicable law.

18.    Brokers' Fees/Expenses. Each party will indemnify and hold harmless the other from any claims for brokerage or finder's fees arising out of the Transaction contemplated hereunder by any person claiming to have been engaged by the other such party. Each party hereto shall bear its own expenses in connection with this Agreement and the Transaction contemplated hereunder.

19.     Applicable Law. This Agreement shall be governed by the laws of the State of Delaware.

Agreed to by each of the undersigned as of the date first noted above.

Oxford: Oxford Media, Inc. a Nevada corporation By: __________________________________ Name: _______________________________ Its: __________________________________	SVI: SVI Systems, Inc. an Illinois corporation By: _________________________________ Jay M. Glazer Chairman